NEWS RELEASE

             SOUTHWESTERN ENERGY TO PURSUE SALE OF UTILITY BUSINESS

 Sale Would Generate Cash to Meet Financial Obligations Resulting from Judgment
                                 Against Company

         FAYETTEVILLE, ARKANSAS - June 26, 2000...Southwestern Energy Company (NYSE: SWN) today announced that it has received approval from its Board of Directors to pursue the sale of its utility business. Proceeds of the sale would be used to fund a $109 million Sebastian County Circuit Court judgment against the Company that was affirmed by the Arkansas Supreme Court on June 22. The Company said as a result of the judgment that it has also suspended its quarterly dividend.

         "This unfavorable ruling requires us to take difficult steps to ensure the long-term success of the Company," said Harold Korell, Southwestern President and Chief Executive Officer. "The sale of the utility business would allow us to fund the judgment, significantly strengthen our financial position, and focus the Company on its exploration and production business."

         The Company said that it is arranging interim financing with its lead banks to meet its immediate financial obligations which would provide it time and financial flexibility to pursue the sale of the utility business. The company also said it will retain the services of an investment bank to assist it in the sale of the business.

         "The decision to sell the utility business sets a clear strategy for the Company to focus all its efforts on exploration and production," said Mr. Korell. "Two years ago we began making major changes in our E&P segment which are now beginning to show positive results. Our drilling results in the first quarter of 2000 were one of the best in the Company's history, as we replaced over 200 percent of our year-to-date production. We believe we have a sound E&P strategy that will offer significant upside to our shareholders."

         In late 1999 and early this year, Southwestern successfully drilled exploratory wells in south Louisiana at Gloria and North Grosbec and has had continued success in its Arkoma Basin and Permian Basin investments. The exploration successes in south Louisiana are of particular note, as they were the first prospects in this area developed in-house by the Company's new exploration team. Southwestern's full-year 1999 and first quarter 2000 earnings were consistent with previous years' levels despite the warmest winter in the Company's history.

         All statements, other than historical financial information, included in this press release may be deemed to be forward-looking statements within the meaning of the Securities Litigation Reform Act. These statements reflect the Company's current views with respect to future events and performance and involve risks and uncertainties that are detailed in the Company's Securities and Exchange Commission filings. These risks would include, but are not limited to, uncertainties with respect to the proposed sale of our utility business, the timing and extent of the Company's success in discovering, developing, producing and estimating oil and natural gas reserves. Although these statements are made in good faith and the Company believes they are reasonable representations of the Company's expected performance at this time, the Company's actual financial and operating results could differ materially from those projected as a result of certain factors. A discussion of those factors is included in the Company's periodic reports filed with the Securities and Exchange Commission including its Annual Report on Form 10-K for the year ended December 31, 1999. Additional Company information can be accessed at http://www.swn.com.

For further information, please contact the following:

Investors and Analysts                            Media
----------------------                            -----
Mr. Greg Kerley                                   Mr. Troy McCombs
Executive Vice President and                      Coltrin & Associates, Inc.
Chief Executive Officer                           (212) 221-1616
Southwestern Energy Company
(501) 521-1141

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